EXHIBIT (a)(13)





         Contacts:

         CSX Corporation                    Kekst and Company
         Thomas E. Hoppin                   Richard Wolff
         (804) 782-1450                     (212) 593-2655


         FOR IMMEDIATE RELEASE


                         CSX DISMISSES NORFOLK SOUTHERN'S
                      "PLEDGE" LETTER AS ANOTHER "NON-EVENT"



         Richmond, VA., December 11, 1996 -- CSX Corp. (CSX)(NYSE: CSX) today dismissed Norfolk Southern's "pledge letter" to Conrail shareholders as another "non-event" in which Norfolk Southern again misrepresents its ability to close its hostile tender offer. In a statement, CSX said:

         "This is more of the same Norfolk Southern smokescreen intended to cloud reality. The facts, however, are clear. Norfolk Southern could not close its hostile tender offer on its previous expiration date of Dec. 16, 1996, nor can it close on its revised expiration date of Jan. 10, 1997, or at any time thereafter until well into the summer of 1997 at the earliest, in accordance with the terms of the Conrail-CSX merger agreement. This has been resoundingly upheld in federal court."

         CSX Corporation, headquartered in Richmond, VA., is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and contract logistics management services. CSX's home page can be reached at http://www.csx.com. Conrail's home page can be reached at http://www.conrail.com.